Exhibit 10.30

SEVERANCE AGREEMENT

THIS AGREEMENT is dated as of August 9, 2006.

BETWEEN:

WESTERN GOLDFIELDS (CANADA) INC., a corporation incorporated under the laws of the Province of Ontario (hereinafter called the "Corporation")

OF THE FIRST PART

- and -

RAYMOND THRELKELD (hereinafter called the "Executive")

OF THE SECOND PART

WHEREAS the Executive is an employee of the Corporation and is considered by the Board of Directors of the Corporation to be a valued employee that has devoted his ability, time, effort and energy to the affairs of the Corporation;

AND WHEREAS the Corporation considers the continuance of a sound and vital management to be essential to protecting and enhancing the best interests of the Corporation and its shareholders;

AND WHEREAS the Corporation desires to assure itself of retaining the services of the Executive (including his services without distraction by uncertainties and risks in the event of a proposed change of control of the Corporation) and to reward the Executive for his valuable, dedicated service to the Corporation, should his service terminate under the circumstances hereinafter described;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained and in consideration of the Executive remaining in the employment of the Corporation at the present time, it is hereby agreed as follows:

1.	Definitions

(a)	"Agreement" means this Agreement as amended from time to time;

(b)
"Annual Compensation" shall mean an amount equal to Executive's annual base salary at the annual rate in effect at his Date of Termination, the Target Bonus plus all benefits, quantified as 10% of the Executive's annual base salary, paid or payable.

(c)	"Board of Directors" means the board of directors of the Corporation as at the date of this Agreement.

(d)	"Cause" shall mean termination of Executive's employment by the Corporation or any subsidiary thereof or successor thereto, by reason of Executive's:

(i)	gross negligence in the performance of his duties;

(ii)	wilful and continued failure to substantially perform his duties determined on a historic basis prior to a Change of Control with the Corporation;

(iii)	wilful engagement in conduct which is materially injurious to the Corporation or its subsidiaries (monetarily or otherwise); or

(iv)	conviction of a criminal offence involving moral turpitude.

For purposes of this subparagraph 1(d) no act, or failure to act, on Executive's part shall be considered "wilful" unless done intentionally, or intentionally omitted by Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Corporation.

(e)	"Change of Control" means the occurrence of any one or more of the following events:

(i)
the Corporation shall not be the surviving entity in a merger, amalgamation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Corporation);

(ii)	the Corporation sells, leases or exchanges greater than 35% of its assets to any other person or entity (other than a wholly-owned subsidiary of the Corporation);

(iii)	the Corporation is to be dissolved and liquidated;

(iv)
any person, entity or group of persons or entities acting jointly or in concert acquires or gains ownership or control (including, without limitation, the power to vote) more than 35% of the Corporation's outstanding voting securities; or

(v)
as a result of or in connection with: (A) the contested election of directors, or; (B) a transaction referred to in subparagraph 1(e)(i) above, the persons who were directors of the Corporation before such election shall cease to constitute a majority of the Board of Directors.

(f)	"Date of Termination" means:

(i)	if Executive's employment is terminated by the Executive following a Triggering Event, the date specified in the Notice of Termination provided by the Executive to the Corporation; and

(ii)
if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination provided by the Corporation to the Executive, and shall mean termination from active employment, and shall not include any notice period.

(g)
"Disability" means incapacity due to physical or mental illness, which shall have caused Executive to have been absent from, or unable to perform, the Executive's duties with the Corporation on a full-time basis for six consecutive months.

(h)
"Notice of Termination" shall mean notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated.

(i)	"Severance Amount" shall mean an amount equal to 2 times the Executive's Annual Compensation.

(j)	"Target Bonus" shall mean an amount equal to the previous year's bonus granted to the Executive, but shall not exceed 25% of the Executive's annual base salary.

(j)	"Triggering Event" means any one of the following events which occurs without the express agreement in writing of the Executive:

(i)	a material adverse change in the salary or benefits of the Executive as they exist immediately prior to the Change of Control;

(ii)
a removal of the designation of President and Chief Executive Officer in the title of the Executive immediately prior to the Change of Control or a material adverse change in the responsibilities, duties, powers, rights and discretion associated with such title;

(iii)
a change in the person or body to whom the Executive reports immediately prior to the Change of Control, except if such person or body is of equivalent rank or stature or such change is as a result of the resignation or removal of such person or the persons comprising such body, as the case may be, provided that this shall not include a change resulting from a promotion in the normal course of business; or

(iv)
a change in the location at which the Executive is regularly required immediately prior to the Change of Control to carry out the terms of his employment with the Corporation, which is of a distance greater than 50 kilometers from the City of Toronto, unless the terms of employment of the Executive include the obligation to receive geographic transfers from time to time in the normal course of business, or unless the Executive consents to the change.

2.	Term

The term of this Agreement shall commence on the date hereof and continue for an indefinite term.

3.	Termination of Employment

(a)
Termination by the Corporation Without Cause. The Corporation shall be entitled to terminate Executive's employment at any time without Cause by giving the Executive a one-time payment equal to the Executive's Annual Compensation, plus an additional one months' worth of Annual Compensation for each completed year of employment to a maximum of 18 months Annual Compensation. Such lump sum cash payment is payable on or before the fifth day following the Date of Termination. In addition, subject to the receipt of all necessary regulatory approvals, the Corporation shall permit any vested options to purchase common shares in the capital of the Corporation held by Executives to be exercisable for 6 months after the Date of Termination. All options that have not vested shall expire upon the Date of Termination. In the event of termination of Executive's employment without Cause, rights and benefits of Executive under executive benefit plans and programs of the Corporation, unless prohibited by the relevant plan, will be continued for a twelve-month period.

(b)
Termination by the Corporation for Cause. The Corporation shall be entitled to terminate the Executive's employment at any time for Cause without notice and without any payment in lieu of notice. In the event of a termination of Executive's employment for Cause, the Corporation's obligations hereunder shall immediately cease and terminate and the Executive shall be immediately relieved of the Executive's position and responsibilities, and in such an event there will be no continued salary payments by the Corporation to the Executive and any rights and benefits of Executive under executive benefit plans and programs (including medical and dental insurance) will terminate as of the Date of Termination in accordance with the terms of such plans and programs. Upon the Date of Termination all vested options to purchase common shares in the Capital of the Corporation held by the Executive shall be cancelled, and all unvested options shall expire.

(c)
Termination Due to Disability. The Corporation shall be entitled to terminate the Executive's employment at any time due to the Disability of the Executive, provided that such Disability has not occurred in the execution of the business of the Corporation. In the event of a termination of Executive's employment due to Disability, the Executive shall be entitled to receive compensation equal to the Executive's Annual Compensation for the first year after the Date of Termination, whereafter the Executive shall be entitled to receive such compensation, if any, as may be determined by the Corporation, within the Corporation's discretion. All options shall be deemed cancelled and expired upon the Date of Termination, unless the Corporation, acting within its discretion, decides otherwise.

(d)
Termination following a Change of Control. If, following a Change of Control, the Corporation shall terminate Executive's employment other than for death, Disability or Cause, within 18 months after the date upon which a Change of Control occurs, or if Executive shall terminate his employment within 6 months following a Triggering Event, then the Executive shall be entitled to the following:

(i)	Salary and Benefits. The Corporation shall pay Executive a lump sum cash payment in an amount equal to the Severance Amount on or before the fifth day following the Date of Termination;

(ii)
Equity Based Compensation. Subject to the receipt of all necessary regulatory approvals, the Corporation shall cause any and all outstanding options or other securities or rights to acquire share in the Corporation to purchase common shares in the capital of the Corporation held by Executive will vest and become immediately exercisable in full and not to lapse until the expiry of their original term; and

(iii)
Legal Fees. The Corporation shall pay all reasonable legal fees and expenses incurred by Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) promptly, from time to time, at Executive's request, as such fees and expenses are incurred.

4.	General

(a)	Amounts herein not subject to mitigation

Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement and the obtaining of any such other employment shall in no event effect any reduction of the Corporation's obligations to make (or cause to be made), the payments and arrangements required to be made under this Agreement.

(b)	Successors

This Agreement shall be binding upon and enure to the benefit of the Corporation and any successor of the Corporation, by merger or otherwise. This Agreement shall also be binding upon and enure to the benefit of Executive, his heirs and personal representatives of his estate.

(c)	Severability

Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be in effect only to the extent of such prohibition or unenforceability without invalidating or effecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d)	Time

Time shall be of the essence of this Agreement.

(e)	Currency

All of the sums of money referred to in this Agreement shall mean Canadian funds.

(f)	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(g)	Entire Agreement

This Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

(h)	Amendments

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

(i)	Independent Advice

The Executive acknowledges having been advised that he is entitled to obtain independent legal advice with respect hereto prior to executing this Agreement.

(j)	Release of Claims

Notwithstanding any other provisions contained in this Agreement, the Corporation shall require, as a condition precedent to the payment of the Severance Payments to the Executive, that the Executive execute, after his last day of employment by the Corporation, a release and covenant in favor of the Corporation and its stockholders, officers, employees, directors and affiliates in a form appended hereto as Exhibit "A". If the Executive fails to provide the required release and covenant, or within seven days following its delivery to the Corporation revokes the required release and covenant, and the Corporation has not alleged just cause for termination or denied a Change in Control, the sole obligation of the Corporation to the Executive under this Agreement shall be the payment of the equivalent of two weeks salary calculated as at the time of termination.

(k)	Plural and Gender:

Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender.

(1)	Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement, shall be in writing and shall be sufficiently given or made if delivered or telecopied in the case of:

(i)	the Corporation, addressed as follows:

Western Goldfields (Canada) Inc.
2 Bloor Street West
Suite 3400
Toronto, Ontario
M4W 3E2

Attention: President and Chief Executive Officer

Telephone:      (416) 324-6000
Telecopier:      (416) 324-9494

(ii)	the Executive (by delivery only), addressed as follows:

Raymond Threlkeld
47 Clarinda Drive
Toronto, Ontario

Telephone:      (416) 324-6005 (b)
  (416) 901-8062 (h)

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or telecopy (if during normal business hours or, if not, the next business day).

(j)	Counterparts

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a telecopied transmission.

WESTERN GOLDFIELDS (CANADA) INC.

	Per:	/s/ Brian Penny

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
/s/ Masha Katz	) ) )	/s/ Raymond Threlkeld
Witness	)	RAYMOND THRELKELD

RELEASE

Raymond Threlkeld (hereinafter called the "Releasor"), which term includes heirs, executors, administrators, successors and assigns, in consideration of the payments from Western Goldfields (Canada) Inc. (hereinafter called the "Releasee"), as described in the Severance Agreement (attached) dated August 9, 2006, the sufficiency of which is hereby expressly acknowledged, hereby releases and forever discharges the Releasee, which term includes officers, directors, agents, employees, members, successors and assigns and all related and affiliated organizations and their officers, directors, agents, employees, members, shareholders, successors and assigns, of and from all manner of action, causes of action, claims or demands which the Releasor had, now has, or hereafter may have, regarding any matters existing as of the date hereof, including without limitation any claims arising out of the Releasor's employment or the termination of that employment with the Releasee.

The Releasor hereby specifically covenants, represents and warrants to the Releasee that the Releasor has no further claims against the Releasee for or arising out of the Releasor's employment with the Releasee or the termination of such employment, including without limiting the generality of the foregoing, any claims for pay, notice of termination, pay in lieu of such notice, severance pay, expenses, bonus, commission, overtime pay, interest, benefits and/or vacation pay and specifically including any claim under The Workplace Safety and Insurance Act, The Ontario Human Rights Code, The Employment Standards Act 2000, and in particular payments for "severance", "notice" and "termination pay" under that Act's sections 57 and 64, or other similar legislation, or the common law. In the event that the Releasor should make hereafter any claim or demand or commence or threaten to commence any action, proceeding or make any claim against the Releasee in respect of any matter contemplated by this release, this document may be raised as an estoppel and complete bar to any such claim, demand, action, proceeding or complaint.

And for the consideration above, the Releasor further covenants and agrees to save harmless and indemnify the Releasee from and against all claims, charges, taxes or penalties and demands which may be made by the Minister of National Revenue requiring the Releasee to pay income tax under the Income Tax Act (Canada) in respect of income tax payable by the Releasor in excess of the income tax previously withheld; and in respect of any and all claims, charges, taxes, or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission or the Canada Pension Commission under the applicable Statutes and Regulations.

It is an express term of this release that the settlement herein is confidential, and the Releasor hereby covenants, represents and warrants that the Releasor will not reveal the terms of this settlement or release to any person other than the Releasor's immediate family, legal or financial advisors.

The Releasor acknowledges having read and understood the above release and has had the opportunity to obtain independent legal advice with respect thereto and understands that it contains a full and final release of all claims against the Releasee relating to the Releasor's employment or termination of such employment and there is no admission of liability on the part of the Releasee, and that such liability is denied.

IN WITNESS WHEREOF, the Releasor has duly executed this Release this 9th day of August, 2006.

WITNESS:	)
)
)
)
RAYMOND THRELKELD